Exhibit 10.1

EMPLOYMENT AGREEMENT

This agreement is made and entered into this 4th day of June, 2018, by and between Hooker Furniture Corporation (“Employer”) and Anne Jacobsen (“Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive has served as Employer’s Senior Vice President - Administration; and

WHEREAS, Employer desires to secure Executive’s continued service and expertise in connection with Employer’s business beginning June 4, 2018 (the “Effective Date”); and

WHEREAS, the Parties agree that a covenant not to compete is essential to the growth and stability of the business of Employer and to the continuing success of such business whenever the employment to which this Agreement relates is terminated;

1.     Employment. Upon the Effective Date, Employer shall continue to employ and Executive agrees to continue to be employed as Chief Administrative Officer, and to perform such different or other duties as may be assigned to Executive by Employer from time to time by Employer’s Chief Executive Officer. Executive will devote Executive’s full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to Executive from time to time by Employer, and shall observe and abide by the corporate policies and decisions of Employer in all business matters.

2.     Term. Executive’s employment shall continue under this Agreement for an indefinite period of time beginning on the Effective Date of this Agreement and continuing until termination in accordance with the terms of this Agreement.

3.     Compensation. Employer shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below. Employer shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.

(a)     Salary, paid pursuant to Employer’s normal payroll practices, at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000) per year or such other rate as may be established prospectively from time to time generally consistent with the range of salaries for officers of Employer with a similar level of responsibility to Executive. All such payments shall be subject to deduction and withholding authorized or required by applicable law. Executive is a salaried, exempt employee.

(b)     A Short Term Incentive (“STI”) payment with respect to each fiscal year of the Employer (the “Performance Year”) during the term of this Agreement. The STI shall be computed as a percentage of Executive’s salary actually paid with respect to the Performance Year, which percentage shall be targeted at forty percent (40%) and shall be subject to the performance criteria outlined in Employer’s STI Plan. The terms and conditions of the STI payment, including the applicable performance criteria for a Performance Year, and the determination of the amount of the STI payable to the Executive for a Performance Year (if any) shall be determined in the sole discretion of Employer’s President or Chief Executive Officer. The STI payment with respect to a Performance Year will be paid during the period that begins on the first day immediately following the last day of the Performance Year and ends on April 15 of the calendar year in which the Performance Year ends.

(c)     Long Term Incentive Plan (“LTIP”) – Employer agrees to offer Executive participation in the Employer’s LTIP which shall be evaluated according to the Employer’s stated LTIP criteria. The target award for Executive shall be forty percent (40%) of the goal for each LTIP plan year.

(d)     Executive currently participates in the Employer’s Supplemental Retirement Income Plan (“SRIP”) and shall continue to be eligible for participation subject to the terms and conditions of the SRIP.

(e)     Executive shall receive such other benefits, payments, or items of compensation as are provided under the employee benefit plans of Employer, or as are made available from time to time under compensation policies set by Employer for management employees of Employer having similar salary and level of responsibility; provided, that Executive shall be entitled to four weeks of vacation each fiscal year, which shall be pro-rated for the portion of any fiscal year Executive is employed by Employer during the term of this Agreement.

(f)     Employer shall reimburse Executive, in accordance with the general policies and practices of Employer as in effect from time to time, for normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, business related travel, customer entertainment and professional organizations.

4.     Disability or Death.

(a)     Disability. If at any time during the Term of this Agreement, Executive becomes disabled and Executive has not breached any of the provisions of this Agreement, compensation shall continue to be paid to Executive according to the Employer’s normal payroll schedule while Executive is still living, but only for the first three (3) month period during which Executive shall be so disabled. Such payments shall be in lieu of any other disability benefit payable for such period under any other employee benefit plan, policy or practice of the Employer. In such event, Employer may, at its sole option, retain Executive in its employment and continue payment of Executive’s compensation for an additional period of up to 26 months (for maximum of 29 months total) until Executive is able to return to work, or Employer may terminate this Agreement. If the Employer exercises its discretion to terminate the Agreement on account of the Executive’s disability, the Executive shall not be entitled to any further compensation or benefits under this Agreement (except for such compensation or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Employer). For purposes of this Section 4(a), Executive shall be considered “disabled” if Executive has suffered any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of Executive’s position of employment or any substantially similar position of employment with the Employer.

(b)     Death. If Executive should die during the Term of this Agreement, Executive’s employment and Employer’s obligations hereunder (other than pro rata payment of salary) shall terminate as of Executive’s death. In such event, the Employer shall pay the Executive an STI payment for the Performance Year in which the Executive died, which shall be prorated for the period ending on the date of the Executive’s death. Such STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends.

5.     Termination by Employer.

(a)     Cause. Employer may terminate the employment of Executive under this Agreement during its Term for Cause. For purposes of this Agreement, termination for “Cause” shall include termination for (i) breach of this Agreement by Executive; (ii) Executive’s gross negligence in the performance of Executive’s material duties hereunder; (iii) intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the reasonable directives of the CEO of the Employer, or the Employer’s policies and procedures; (iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Employer, that in the reasonable judgment of the CEO of the Employer adversely affects the Employer; (v) Executive’s arrest for, conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude or that otherwise threatens to interfere with the Employer’s interests as determined by the CEO of the Employer in his or her sole discretion; or (vi) Executive’s failure to report to work or unexcused absenteeism in violation of the Employer’s attendance policies. In such event no further Salary shall be paid to Executive after the date of termination and no STI payment shall be paid to Executive after the date of termination, including any STI payment with respect to any fiscal year or the portion of any fiscal year preceding the date of termination. Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, Employer’s polices, or applicable law.

(b)     Without Cause. Employer may terminate the employment of Executive under this Agreement during its Term without Cause. In such event, however, Executive, while living, shall be entitled to continue to receive Executive’s (1) then current base Salary for a period of nine (9) months following such termination of employment and (2) the Employer shall pay the Executive an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment. Such STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. No LTIP award shall be granted for a Performance Year in which the

Executive’s employment is terminated. Any previously granted, but unvested, LTIP or other equity awards will vest on a prorated basis calculated by the number of full years of vesting service completed (i.e., if Executive has completed more than two years of a three-year vesting period, the award will be vested at two thirds (2/3) of the full amount upon termination). Notwithstanding the foregoing, the total amount payable under this Section 5(b) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto.

6.     Termination by Executive. Executive may terminate Executive’s employment under this Agreement at any time by providing fourteen (14) days’ written notice to the Employer. In the event of such a termination by the Executive, Executive shall not be entitled to receive any compensation from the Employer pursuant to this Agreement other than the salary and benefits due through and including the date of Executive’s termination.

7.     Confidential Information and Return of Property. “Confidential Information” means any written, oral, or other information obtained by Executive in confidence from Employer, or any of its affiliates, including without limitation information about their respective operations, financial condition, business commitments or business strategy, as a result of Executive’s employment with Employer unless such information is already publicly known through no fault of any person bound by a duty of confidentiality to Employer or any of its affiliates. Executive will not at any time, during or after Executive’s employment with Employer, directly or indirectly disclose Confidential Information to any person or entity other than authorized officers, directors and employees of Employer. Executive will not at any time, during or after Executive’s employment with Employer, in any manner use Confidential Information on behalf of himself or any other person or entity other than Employer, or accept any position in which Executive would have a duty to any person to use Confidential Information against the interests of Employer or any of its affiliates. Upon termination of Executive’s employment for any reason, Executive will promptly return to Employer all property of Employer, including documents and computer files, especially where such property contains or reflects Confidential Information. Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Employer that arise or continue in effect after the termination of Executive’s employment hereunder, including without limitation any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer’s trade secrets or other Confidential Information that Executive may have acquired in the course of Executive’s employment.

8.     Disclosure and Ownership of Work Related Intellectual Property. Executive shall disclose fully to Employer any and all intellectual property (including, without limitation, inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, formulae, data and computer programs, related documentation and all other forms of copyrightable subject matter) that Executive conceives, develops or makes during the term of Executive’s employment and that in whole or in part result from or relate to Executive’s work for Employer (collectively, “Work Related Intellectual Property”). Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner. Executive acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as “work made for hire” shall be automatically owned by Employer. Further, Executive hereby assigns to Employer any and all rights which Executive has or may have in Work Related Intellectual Property that is copyrightable subject matter and that, for any reason, does not qualify as “work made for hire.” If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Employer the irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

9.     Covenant Not to Compete. Throughout any period during which Executive is an employee of the Employer, and for a period of eighteen (18) months from and after the date upon which Executive shall cease for any reason whatsoever to be an employee of the Employer, Executive covenants and agrees that Executive will not engage, in any Restricted Capacity, in any business that is in Competition with the Employer within the Restricted Area. For purposes of this Agreement, the “Restricted Capacity” shall be any capacity which involves the performance of managerial, supervisory, development, marketing or sales duties substantially similar to any of Executive’s material duties for the Employer during the most recent twelve (12) months of employment with the Employer. For purposes of this Agreement, a business is in “Competition” with the Employer of it engages in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing the same or substantially similar wood, metal or upholstered residential furniture products at the middle to upper price points that the Employer has provided to its customers during the most recent twelve (12) months of Executive’s employment with the Employer. For purposes of this Agreement, the “Restricted Area” shall be the geographic territory consisting of the United States of America. Executive acknowledges and agrees that Executive has and will continue to assist Employer to engage in its business in the territory described in the preceding sentence and therefore such territory is necessary and reasonable for the covenants in this Section.

Notwithstanding the preceding, Executive may own less than two percent (2%) of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of any corporation engaged in competition with Employer so long as Executive does not otherwise participate in the management or operation of any such business, or violate any other provision of this Agreement.

10.     Non-Solicitation of Customers. Executive agrees that during the term of this Agreement, and for a period of eighteen (18) months thereafter, regardless of the circumstances of the termination or any claim that Executive may have against Employer under this Agreement or otherwise, Executive will not:

(a)     for the benefit of a business in Competition with the Employer, solicit any person or entity who, during the twelve (12) month period immediately preceding the date upon which Executive’s employment with the Employer ceased, paid or engaged the Employer for products or services of any type or who received the benefit of the Employer’s services (“Customer”) to withdraw, curtail or cancel its business with the Employer or do any other act which may result in the impairment of the relationship between any Customer or supplier and the Employer;

(b)     for the benefit of a business in Competition with the Employer, agree to perform or perform services of any type that the Employer does render for any Customer; or

(c)     for Executive or for the benefit of another, induce or influence, or attempt to induce or influence, any person who is an employee, agent, independent contractor, partner, officer or director of the Employer to terminate his or her relationship with the Employer for the purpose of obtaining employment or otherwise contracting with Employee or a competitor of the Employer.

11.     Equitable Relief. Executive acknowledges and agrees that a breach of any of the covenants made by Executive in Sections 7, 8, 9 and 10 above would cause irreparable harm to Employer or any of its affiliates for which there would be no adequate remedy at law. Accordingly, in the event of any threatened or actual breach of any such covenant, Executive agrees that Employer shall be entitled to enforce any such covenant by injunctive and other appropriate equitable relief in any court of competent jurisdiction, in addition to all other remedies available. If Executive breaches Sections 9 or 10 above, the duration of the period identified shall be computed from the date Executive resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

12.     Certain Defenses Waived. The existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Employer of the restrictions, covenants and agreements contained herein.

13.     Assignment. Employer may assign this Agreement to any other entity acquiring all or substantially all of the assets or stock of Employer or to any other entity into which or with which Employer may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Employer and Employer shall have no further obligations or liabilities hereunder. This Agreement is not assignable in any respect by Executive.

14.     Invalid Provisions. It is not the intention of either Party to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

15.     Entire Agreement; Amendments. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both Parties.

16.     Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

17.     Governing Law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law rules contained therein.

18.     Taxes. All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding. The parties intend that any payment under this Agreement shall, to the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) be paid in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Code Section 409A), the Executive shall be solely liable for the payment of any such taxes.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Employer

By: /s/ Paul B Toms, Jr.
Paul B. Toms, Jr.
Chairman, President and Chief Executive Officer
Hooker Furniture Corporation

Executive

/s/ Anne Jacobsen

Anne Jacobsen